                                LNB Bancorp, Inc.

                              Exhibit to Form 10 - Q

                     (For the six months ended June 30, 1996)

                           S - K Reference Number (13)


                     Second Quarter Report to Shareholders of
                     LNB Bancorp, Inc. (dated June 30, 1996)
                          EDGAR Version



Description:
Two sided pamphlet: Backside cover containing the list of Director's of LNB Bancorp, Inc. Officers of LNB Bancorp, Inc. and Directors Emeritus of Lorain National Bank and outside green cover with beige lettering stating LNB Bancorp, Inc., Quarterly Report, June 30, 1996 along with logo.

Inside contains: Message to Our Shareholders, unaudited EDGAR Version Consolidated Balance Sheets for period ending June 30, 1996 and June 30, 1995 and unaudited Consolidated Statements of Income for the Six Months Ended
June 30, 1996 and June 30, 1995.

   Message to Our Shareholders

    It's a pleasure, once again, to report on the progress of LNB Bancorp, Inc., and its subsidiary, The Lorain National Bank, after the first six months of 1996.

    We are pleased to announce that earnings have increased 22.6 percent for the first half of the year, compared to the same period one year ago. Consolidated net income for the first six months of 1996 reached $2,777,000, up from $2,265,000 for the comparative period in 1995.

    Our performance continues to strengthen, as indicated by our steadily increasing annualized return on average assets, which reached 1.33 percent at mid-year.

    Year-to-date cash dividends declared to shareholders has increased 16.7 percent over the comparative period in 1995. Total shareholders' equity also increased $3.3 million during the 12 months ended June 30, 1996 and total shareholders' equity, as a percentage of total assets, reached 10.0 percent.

    Total assets rose 2.7 percent to $424,488,000 as of June 30, 1996. Net loans increased to $281,660,000 at June 30, 1996. This represents an increase of $11.8 million or 4.4 percent over the net loans at June 30, 1995.

    During the second quarter, we acknowledged the retirement of Don A. Sanborn after 25 years as a director of Lorain National Bank and 13 years as a director of LNB Bancorp, Inc. He joins James H. Riddell, who retired last fall, as Director Emeritus of Lorain National Bank. Also during the second quarter, we welcomed Robert M. Campana to our board. Mr. Campana is Managing Director of P.C. Campana, Inc. of Lorain.

    In June, we moved our Lorain Plaza customer base into our new Oberlin Avenue banking facility and celebrated our opening with a grand prize drawing and gifts for new accounts. The relocation provides our west-side Lorain customers with an attractive lobby, multi-lane drive-in and automated teller banking, all in one convenient location.

    We thank you for your loyalty and continued support and look forward to addressing you after the completion of another year of successful operations.


   Sincerely,

   /s/ Stanley G. Pijor                         /s/ J. F. Kidd
   ------------------------                     -----------------
   Stanley G. Pijor                             James F. Kidd
   Chairman of the Board                        President and
                                                Chief Executive Officer

Consolidated Balance Sheets

                                                           June 30
                                                   --------------------------
                                                        1996            1995
                                                   ------------  ------------
ASSETS:
Cash and Due From Banks                            $ 24,131,000  $ 20,695,000
Federal Funds Sold and other Interest Bearing
  Instruments                                           705,000           -0-
Securities Available for Sale                        14,424,000    10,841,000
Investment Securities                                86,624,000    94,497,000
Loans                                               285,655,000   273,739,000
Reserve for Possible Loan Losses                     (3,995,000)   (3,915,000)
- ------------------------------------------------------------------------------
NET LOANS                                           281,660,000   269,824,000
- ------------------------------------------------------------------------------
Premises and Equipment (net)                         10,871,000    10,925,000
Other Assets                                          6,073,000     6,394,000
- ------------------------------------------------------------------------------
TOTAL ASSETS                                       $424,488,000  $413,176,000
- ------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Non-Interest Bearing Deposits                      $ 61,554,000  $ 59,688,000
Interest Bearing Deposits                           296,013,000   290,470,000
- ------------------------------------------------------------------------------
TOTAL DEPOSITS                                      357,567,000   350,158,000
Securities Sold under Repurchase
  Agreements                                         21,514,000    21,296,000
Other Liabilities                                     2,998,000     2,659,000
- ------------------------------------------------------------------------------
TOTAL LIABILITIES                                   382,079,000   374,113,000
- ------------------------------------------------------------------------------
Common stock                                          4,126,000     4,014,000
Additional capital                                   20,077,000    17,697,000
Retained Earnings                                    18,247,000    17,331,000
Net Unrealized Security Gains(Losses)                   (41,000)       21,000
- ------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                           42,409,000    39,063,000
- ------------------------------------------------------------------------------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY                             $424,488,000  $413,176,000
- ------------------------------------------------------------------------------

(LOGO) LNB
       Bancorp, Inc.
       and its subsidiary Lorain National Bank

Consolidated Statements on Income
                                                       Six Months Ended
                                                           June 30
                                                    ------------------------
                                                      1996         1995
                                                    ------------------------
INTEREST INCOME:
Interest and Fees on Loans                          $12,646,000  $12,116,000
Interest and Dividends on Securities:                 3,163,000    2,897,000
Interest on Federal Funds Sold                          115,000      122,000
- -----------------------------------------------------------------------------
TOTAL INTEREST INCOME                                15,924,000   15,135,000
- -----------------------------------------------------------------------------
INTEREST EXPENSE:
Interest Deposits                                     5,198,000    5,083,000
Interest on Securities Sold under
  Repurchase Agreements                                 450,000      625,000
- -----------------------------------------------------------------------------
TOTAL INTEREST EXPENSE                                5,648,000    5,708,000
- -----------------------------------------------------------------------------
NET INTEREST INCOME                                  10,276,000    9,427,000
Provision for Loan Losses                               300,000      200,000
- -----------------------------------------------------------------------------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                           9,976,000    9,227,000
- -----------------------------------------------------------------------------
OTHER INCOME:
Trust Department Income                                 536,000      477,000
Fees and Service Charges                              1,861,000    1,598,000
Gains From Sales of Loans and Securities                    -0-          -0-
Other Operating Income                                   51,000        8,000
- -----------------------------------------------------------------------------
TOTAL OTHER INCOME                                    2,448,000    2,083,000
- -----------------------------------------------------------------------------
OTHER EXPENSES:
Salaries and Employee Benefits                        4,010,000    3,764,000
Net Occupancy Expense of Premises                       639,000      604,000
Furniture and Equipment Expenses                      1,078,000    1,001,000
FDIC Deposit Insurance Premium                            1,000      368,000
Ohio Franchise Tax                                      290,000      248,000
Other Operating Expenses                              2,283,000    2,005,000
- -----------------------------------------------------------------------------
TOTAL OTHER EXPENSES                                  8,301,000    7,990,000
- -----------------------------------------------------------------------------
INCOME BEFORE FEDERAL INCOME TAXES                    4,123,000    3,320,000
Federal Income Taxes                                  1,346,000    1,055,000
- -----------------------------------------------------------------------------
NET INCOME                                           $2,777,000   $2,265,000
- -----------------------------------------------------------------------------
PER SHARE DATA:
NET INCOME                                                $ .67        $ .55
- -----------------------------------------------------------------------------
DIVIDENDS DECLARED                                        $ .28        $ .24
=============================================================================
The per share data has been adjusted to reflect the 2% stock dividend in 1996 and the 5-for-4 stock split in 1995. Net income per share is based on weighted average common and common equivalent shares outstanding.

Backside Cover: 3 Column format


Directors and Officers of LNB Bancorp, Inc.

Directors

James L. Bardoner                        Jeffrey F. Riddell
  Retired, Former President                President
  Dorn Industries, Inc.                    Consumers Builders Supply Co.
                                           Vice President and
Daniel P. Batista                          Chief Executive Officer,
  Attorney/Partner                         Consumeracq, Inc.
  Cook & Batista Co., L.P.A.
                                         Thomas P. Ryan
Robert M. Campana                          Executive Vice President
  Managing Director                        and Secretary/Treasurer
  P.C. Campana, Inc.                       LNB Bancorp, Inc.
                                           Executive Vice President
Wellsley O. Gray                           and Secretary
  Sales Consultant                         Lorain National Bank
  Smith Dairy Company
                                         T.L. Smith, M.D.
James F. Kidd                              Retired Physician
  President and
  Chief Executive Officer                Eugene M. Sofranko
  LNB Bancorp, Inc. and                    President and
  Lorain National Bank                     Chief Executive Officer
                                           Lorain Glass Company, Inc.
David M. Koethe
  Chairman of the Board                  Paul T. Stack
  The Lorain Printing Company              Manufacturer's Representative
                                           Coley's Inc. and
Benjamin G. Norton                         A-1 Welding and Fabricating, Inc.
  Employee and Community
  Relations Manager                      Leo Weingarten
  RELTEC Corporation                       Retired
  Lorain Products

Stanley G. Pijor
  Chairman of the Board
  LNB Bancorp, Inc. and
  Lorain National Bank


Directors Emeritus of Lorain National Bank

James H. Riddell                         Don A. Sanborn
  Chairman of the Board                    Retired
  Consumers Builders Supply Co.
  President, Consumeracq, Inc.

Officers

James F. Kidd
  President and
  Chief Executive Officer

Thomas P. Ryan
  Executive Vice President
  and Secretary/Treasurer

Willard H. DoBrunz
  Senior Vice President

Gregory D. Friedman
  Senior Vice President
  Chief Operating Officer and
  Chief Financial Officer

Michael D. Ireland
  Senior Vice President

Emme N. Mason
  Senior Vice President

James H Weber
  Senior Vice President

Mitchell J. Fallis
  Vice President and
  Chief Accounting Officer

Frontside cover description:
Green background, beige lettering.

(Logo)  LNB
        Bancorp, Inc.
        and its subsidiary Lorain National Bank
(bottom middle of outside cover)

Quarterly Report
(middle right side of frontside cover)

LNB BANCORP, INC.
(middle right side of frontside cover)

June 30, 1996
(bottom right side of frontside cover)